UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2012

Pressure BioSciences, Inc.
(Exact Name of Registrant as Specified in Charter)
Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

(State or Other Jurisdiction of Incorporation)
0-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)
14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)
(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

By letter dated March 7, 2012, Pressure BioSciences, Inc. (the “Company”) received notice that the NASDAQ Listing Qualifications Panel (the “Panel”) has granted the Company’s request for continued listing on The NASDAQ Capital Market pursuant to a further extension and subject to, among other things, the Company’s demonstration of compliance with the applicable minimum stockholders’ equity requirement of $2.5 million by March 23, 2012, and compliance with the minimum bid price requirement of $1.00 per share for a minimum of ten consecutive business days by April 9, 2012.

As previously disclosed, in November 2011, the Company attended a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”), at which it presented its plan to regain and sustain compliance with the $2.5 million stockholders’ equity requirement.  Following the hearing, and as disclosed on December 8, 2011, the Panel granted the Company’s request for an extension of time to regain compliance with the stockholders’ equity requirement through February 29, 2012. In February 2012, the Company was also notified that it had not timely regained compliance with the $1.00 bid price requirement.  In anticipation of such notice, the Company had previously submitted an updated plan of compliance for the Panel’s review and requested a further extension of time to satisfy both the stockholders’ equity and bid price requirements.

While the Company is working toward regaining compliance with all applicable requirements for continued listing on The NASDAQ Capital Market, there can be no assurance that the Company will be able to demonstrate compliance by the deadlines set forth above or that the Panel will grant the Company an extension in the event compliance is not timely achieved.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description
99.1
Press release dated March 8, 2012 of Pressure BioSciences, Inc. announcing the Company’s receipt of the NASDAQ Panel’s decision granting the Company’s request for continued listing on The NASDAQ Capital Market pursuant to an extension.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESSURE BIOSCIENCES, INC.

Date: March 8, 2012	/ s/ Richard T. Schumacher
Richard T. Schumacher
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1
Press release dated March 8, 2012 of Pressure BioSciences, Inc. announcing the Company’s receipt of the NASDAQ Panel’s decision granting the Company’s request for continued listing on The NASDAQ Capital Market pursuant to an extension.